As filed with the Securities and Exchange Commission on June 9, 2006.
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

COUSINS PROPERTIES INCORPORATED
(Exact name of registrant as specified in its charter)

Georgia (State or other jurisdiction of incorporation or organization)	58-0869052 (I.R.S. Employer Identification No.)
2500 Windy Ridge Parkway
Atlanta, Georgia 30339-5683
(Address, including zip code, of registrant’s principal executive offices)
COUSINS PROPERTIES INCORPORATED
1999 INCENTIVE STOCK PLAN
(Full title of the plan)
ROBERT M. JACKSON
Senior Vice President, General Counsel and Corporate Secretary
Cousins Properties Incorporated
2500 Windy Ridge Parkway
Atlanta, Georgia 30339-5683
(770) 955-2200
(Name, address, including zip code, and telephone
number, including area code, of agent for service)
Copies to:
ALAN J. PRINCE
King & Spalding LLP
191 Peachtree Street
Atlanta, Georgia 30303-1763
(404) 572-4600
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed Maximum
	Amount to	Maximum Offering	Aggregate Offering	Amount of
Title of Securities to be Registered	be Registered	Price Per Share (1)	Price (1)	Registration Fee
Common Stock, par value $1.00 per share	870,000 shares	$29.97	$26,073,900	$2,790

(1)	Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(h) on the basis of the high and low sales prices of Common Stock of Cousins Properties Incorporated (the “Company”) on the New York Stock Exchange on June 8, 2006.

(2)	Pursuant to Rule 416(a), this Registration Statement also covers such indeterminate number of additional securities as may become issuable under the plans as the result of any future stock splits, stock dividends or similar adjustment of the Company’s Common Stock.

EXPLANATORY NOTE
     Cousins Properties Incorporated (the “Company”) filed registration statements on Form S-8 on December 3, 1999 (File No. 333-92089), September 27, 2000 (File No. 333-46674), August 21, 2001 (File No. 333-68010), August 21, 2002 (File No. 333-98487), July 10, 2003 (File No. 333-106937), December 1, 2004 (File No. 333-120918) and August 29, 2005 (File No. 333-127917) (collectively, the “Prior Registration Statements”) to register under the Securities Act of 1933 Act, as amended (the “Securities Act”), 895,525 shares of the Company’s common stock, par value $1.00 per share (“Common Stock”), 1,604,202 shares of Common Stock, 2,300,000 shares of Common Stock, 1,100,000 shares of Common Stock, 1,000,000 shares of Common Stock, 1,556,058 shares of Common Stock and 950,000 shares of Common Stock, respectively, issuable under the Cousins Properties 1999 Incentive Stock Plan, as amended (the “1999 Incentive Stock Plan”). The Company is filing this registration statement on Form S-8 (the “Registration Statement”) pursuant to and in accordance with General Instruction E of Form S-8 to register an additional 870,000 shares of Common Stock to be issued to employees of the Company and certain subsidiaries and to directors of the Company and certain subsidiaries pursuant to the Cousins Properties Incorporated 1999 Incentive Stock Plan, as amended.
PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
     The documents containing the information specified in Part I will be sent or given to eligible participants in the 1999 Incentive Stock Plan, as specified by Rule 428(b) of the Securities Act. Consistent with the instructions of Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus within the meaning of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Certain Documents by Reference
     The contents of the Prior Registration Statements are incorporated by reference into this Registration Statement. In addition, the following documents filed with the Commission are hereby incorporated by reference into this Registration Statement:
1.	The Company’s Annual Report on Form 10-K for the year ended December 31, 2005;

2.	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006;

3.	The Company’s Current Reports on Form 8-K filed on February 24, 2006, March 13, 2006 and May 4, 2006; and

4.	The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A (File No. 1-11312) dated August 4, 1992, filed under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.
     All documents filed by the Company subsequent to the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 8. Exhibits

Exhibit	Description
5.1	Opinion of King & Spalding LLP

10.1	Cousins Properties Incorporated 1999 Incentive Stock Plan, as amended (filed as Annex B to the Company’s Proxy Statement, filed with the Commission on April 4, 2006 and incorporated herein by reference)

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of King & Spalding LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page)
Item 9. Undertakings
(a)	The undersigned Registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s Annual Report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Atlanta, State of Georgia, on this 7th day of June, 2006

COUSINS PROPERTIES INCORPORATED

By:	/s/ Robert M. Jackson Robert M. Jackson
Senior Vice President, General Counsel and
Corporate Secretary
KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas D. Bell, Jr. and Robert M. Jackson, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such persons and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and to perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacity indicated on the 7th day of June, 2006.

Signature	Title

/s/ Thomas D. Bell, Jr. Thomas D. Bell, Jr.	President, Chief Executive Officer and Vice Chairman of the Board of Directors (Principal Executive Officer)

/s/ James A. Fleming James A. Fleming	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

Signature	Title

/s/ John D. Harris, Jr. John D. Harris, Jr.	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)

/s/ T.G. Cousins T. G. Cousins	Chairman of the Board of Directors

/s/ Erskine B. Bowles Erskine B. Bowles	Director

/s/ Richard W. Courts, II Richard W. Courts, II	Director

/s/ Lillian C. Giornelli Lillian C. Giornelli	Director

/s/ S. Taylor Glover S. Taylor Glover	Director

/s/ James H. Hance, Jr. James H. Hance, Jr.	Director

/s/ William B. Harrison William B. Harrison	Director

/s/ Boone A. Knox Boone A. Knox	Director

/s/ William Porter Payne William Porter Payne	Director

EXHIBIT INDEX

Exhibit	Description
5.1	Opinion of King & Spalding LLP

10.1	Cousins Properties Incorporated 1999 Incentive Stock Plan, as amended (filed as Annex B to the Company’s Proxy Statement, filed with the Commission on April 4, 2006 and incorporated herein by reference)

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of King & Spalding LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page)